EXHIBIT 99.2
From: Robert Roche
Sent: Monday, June 02, 2008 4:50 PM
To: White, Daniel
Subject: RE: Written Consent for Use of CTIA Research
Mr. White,
As requested, this e-mail constitutes the written grant of permission, on a non-exclusive basis, to cite the referenced CTIA research (the “CTIA Wireless Quick Facts”) in your client’s S-1 report.
Sincerely,
Robert F. Roche, Ph.D.
Vice President, Research
CTIA-The Wireless Association®
Expanding the Wireless Frontier™
1400 16th Street, NW Suite 600
Washington, DC 20036
http://www.ctia.org <http://www.ctia.org/>